POCKETPAY JOINT VENTURE AGREEMENT

This agreement made this 1st day of March 2000 is made by and between Pilot Island Publishing, Inc. 123 South Woodland Street, Winter Garden, Florida 34787, a Florida Corporation herein known as ("PIP") which is also a subsidiary of International Digital Holding, Inc. (OTC:IDIG) and eConnect, 2500 via Cabrillo, Suite #112, San Pedro, California 90731, a Nevada Corporation, and its benefactors and assigns, herein together known as ("eConnect"),

Both PIP and eConnect above together herein referred to individually as ("party") or collectively as ("parties").

                               Recitals

Whereas, PIP has certain technical skills available with handheld computer technology and personal digital assistants (PDA's).

Whereas, eConnect has a patent for handheld computing devices that transmit debit card information.

Whereas, eConnect a s a public company, has the capital, financial controls, development facilities to facilitate on-line transactions.

Whereas, the parties wish to create a joint venture herein known as the ("Project").

Whereas, the corporations related to both parties are in good standing in their respective states and the officers signing below have full authority to execute documents on behalf of their respective corporation.

                              Agreement

The parties do hereby covenant and agree as follows:

1.0  The Project

1.01 The parties will together create a new service and product for the Internet herein known as the Project. The Project will be to create a "Client software/hardware solution" that will facilitate a secure transaction interface and communications between handheld computing devices and secure transaction servers. The net result to be to provide same as cash transactions over virtual private networks. The combined hardware / software / service is to be known as "PocketPay" an existing trademark of eConnect.

1.02 The Project will be a joint venture between the parties above.

1.03 Ownership of intellectual property rights to the name, brand, and trademark, the products design, patents, pattern, copyrights, etc. related to the Project shall be shared equally.

1.04 Profits from sales will be equally distributed between both parties. Profits are defined as 75% of Gross Profits. The balance of 25% of Gross Profits goes into a holdback account for the benefit of eConnect to be reimbursed startup, development and operating costs. Gross Profits are defined as the net transaction fee or service fee received by eConnect related to the Project. If or when the 25% holdback account monthly amount exceeds monthly cost of operations plus amortized startup costs, the holdback percentage shall be adjusted downward accordingly.

Financial Math Example:

Transaction Fee                $                    1.00
Gross Profit                   $                    1.00
25% Escrow against costs       $                   <0.25>
Profit from this sale          $                    0.75
50/50 split of profits equals  $                    0.375 to eConnect
                               $                    0.375 to PIP
2.0  PIP'S Representations

PIP represents and agrees to:

2.01 PIP will assist the development of PocketPay at the lowest possible cost.

2.02 PIP will provide personnel and equipment for programming and prototype development.

2.03 PIP will provide the relationship with the industry leader with PDA's 3COM and their PALM division.

2.04  PIP will provide and oversee the distribution of the client
PQA (Palm Query Application) through industry alliances.

2.05 PIP will work with eConnect through all phases of development.

2.06 PIP will seek to expand the Project into other form factors and brands of computers.

3.0  eConnect's Representations:

eConnect represents and agrees to:

3.01 eConnect will provide adequate funding required for all aspects of the Project including but not limited to providing main host servers and other related e-commerce equipment and personnel to maintain website, control finance, marketing, and customer service.

3.02 eConnect will provide adequate funding required for proper advertising and marketing of the Project.

3.03 eConnect will provide funds for startup and all direct related costs of PIP to fulfill the Project's requirements, payroll, personnel costs, direct equipment costs, and other such funding as needed, subject to reasonable approval by eConnect.

3.04 eConnect will provide secure e-commerce for the Project and maintain responsibility for all Bank related affairs, alliances, and liabilities related to the Project. eConnect will provide a secure management website where the parties can get reports on sales and profits and other related statistics regarding the Project.

3.05 eConnect will provide accurate and secure records of all financial transactions, provide responsible management to maintain accurate records, and be responsible for all related management liabilities regarding; licenses, permits, income taxes, sales taxes, and proper payments to related government agencies, as well as maintain property or product liability insurance if required.

3.06 eConnect will promote the Project to the best of its ability including providing links to any website, buying banner ads, cross promoting, magazine campaigns and promotions.

4.0  Further Agreed

4.01  No Representation

This Agreement is a joint venture for profit. This contract in no other way joins the parties involved. eConnect and PIP are and will continue to remain separate entities and separate corporations and do not in any way represent each other. PIP will not be held responsible for any of eConnect's liabilities, likewise eConnect will not be responsible for any of PIP's liabilities other than those related to the Project as defined in this agreement.

4.02  Transaction Path

The Gross Sale shall be made in the name of eConnect. eConnect or its assigns will collect and distribute all funds. The amount collected shall be verified by eConnect's financial control.
The net amount due PIP will be paid by eConnect with a sales report on a semi-monthly basis, on the 15th and last day of every month.

4.03  Term

The term of this Agreement shall be for a minimum of 5 years, or for the life of the Project, whichever is longer.

4.04  Review of Records

eConnect as a public company is already fully reporting on its financials, nevertheless, PIP reserves the right to review and audit the books of eConnect or its assigns which in any way relate to the Project. This overall review is subject to a limitation of three times per year, but shall not limit any requests for specific documentation.

4.05  Entire Agreement

This Agreement is and represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions or agreements related thereto. This agreement may not be changed or amended except as in writing agreed to by both parties.

4.06  Breach

This Agreement will be considered breached if any of the covenants contained herein come into default for more than 30 days:

By eConnect if it fails to provide required funds, or maintain accurate records;

By PIP if it fails to provide a workable solution to the Project, subject of course to the funding provided by eConnect.

4.07  Notice

Official notice must only be given in written form via certified
US Mail to the parties at the addresses above. Change of address must also be given by certified written notice to the other party.

4.08  Remedy

If this Agreement becomes breached, the party giving notice of default must provide a 30-day remedy period for the party in default.

4.09  Indemnity

All parties agree to hold harmless each other from any litigation or liability arising from a gross negligence on the part of the other party. All parties remain responsible for their own debts and operations, no other party may obligate the other under any circumstances without direct written permission from an officer of the company to be obligated.

4.10  Governing Law

This Agreement shall be governed by the laws of the United States and the State of Florida without giving effect to any rules of conflicts of law. Venue of any disputes related to this Agreement shall be in the Middle District of Florida, Orlando Division. If there arises any dispute between the parties, both parties do hereby agree to first submit to non-binding arbitration with the American Arbitration Association precedent to any litigation.

4.11  Severability

If any provision of this Agreement is held to be unenforceable, the remaining provisions shall be unaffected. Each provision of this Agreement, which provides for a limitation of liability, disclaimer or warranties, indemnification, or exclusion of remedies is severable from and independent of any other provision.

4.12  Assignment

This contract may only be assigned by either party with the written approval of the other party, such approval shall not be unreasonably withheld.

4.13  Change of Control

If there is a sale or change of control of PIP this contract will automatically be assigned to and fulfilled by, its current parent company, International Digital Holding, Inc.

4.14  Titles and Headers

The titles and headers used throughout this agreement are for reference and not substance.

4.15  Counterparts

This agreement may be executed in one or more copies or counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representative as of the date first written above.

For:  eConnect                   For:  Pilot Island Publishing, Inc.


By: /s/  Thomas S. Hughes        By: /s/  Stephen Froelicher
Thomas S. Hughes, President      Stephen Froelicher, President